As filed with the Securities and Exchange Commission on February 6, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

(Exact name of registrant as specified in its charter)

Delaware	80-0139099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Crescent Court, Suite 700, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

2023 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Brian Mitts

Chief Financial Officer, Executive VP-Finance,

Treasurer and Assistant Secretary

300 Crescent Court, Suite 700

Dallas, Texas 75201

(Name and address of agent for service)

(214) 276-6300

(Telephone number, including area code, of agent for service)

with a copy to:

Charles T. Haag

Justin S. Reinus
Winston & Strawn LLP

2121 North Pearl Street, Suite 900
Dallas, Texas 75201
(214) 453-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the NexPoint Diversified Real Estate Trust 2023 Long Term Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this registration statement on Form S-8 (this “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. NexPoint Diversified Real Estate Trust (the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)

The Company’s Annual Report on Form N-CSR for the fiscal year ended December 31, 2021, filed on March 11, 2022, as amended by the Amendment to Form N-CSR for the fiscal year ended December 31, 2021 filed on April 4, 2022;

(b)	The Company’s Semi-Annual Report on Form N-CSR for the reporting period ended June 30, 2022, filed on September 8, 2022;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed on November 14, 2022;

(d)	The Company’s Current Reports on Form 8-K filed on July 1, 2022, August 5, 2022, September 20, 2022, October 26, 2022, December 12, 2022, and January 31, 2023;

(e)

The description of the Company’s common shares of beneficial interest, par value $0.001 per share, contained in the Company’s Registration Statement on Form 8-A filed on June 20, 2006, including any amendment or report filed for purposes of updating the description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification

Delaware law permits the Company to include in its governing instruments a provision limiting any fiduciary and other duties of the Company’s trustees and officers to the Company’s shareholders and the Company for money damages, as well as liabilities for breach of contract, provided that a governing instrument may not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied covenant of good faith and fair dealing. Further, Delaware law provides that a trustee, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or a beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof; and an officer, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or a trustee or a beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof. The Company’s declaration of trust contains a provision that eliminates the liability of our trustees and officers.

Delaware law grants the Company (subject to any limitations set forth in the governing instruments of the Company) the power to indemnify and hold harmless a trustee or officer against any and all claims and demands whatsoever.

The Company’s declaration of trust obligates the Company to indemnify any present or former trustee or officer (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting as a trustee or officer by reason of his having acted in any such capacity, except with respect to any matter as to which he shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Company or, in the case of any criminal proceeding, as to which he shall have had reasonable cause to believe that the conduct was unlawful. Subject to (a) the party seeking indemnification providing a written affirmation that he or she possesses a good faith belief that the standards of conduct necessary for indemnification have been met and undertaking to reimburse the Company unless it is subsequently determined that the party is entitled to such indemnification and a majority of the Board determines that the standards of conduct necessary for indemnification appear to have been met, and (b) at least one of the following conditions being met: (x) the indemnitee providing adequate security for the undertaking, (y) the Company being insured against losses arising by reason of any lawful advances, or (z) a majority of a quorum of the Board not party to the action, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, concluding, based on a review of readily available facts, that there is substantial reason to believe that the party ultimately will be found entitled to indemnification—the Company has agreed to make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought under the declaration of trust.

The Company’s declaration of trust also grant’s the Company the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other persons providing services to the Company or serving in any capacity at the request of the Company to the full extent permitted by law, provided that such indemnification has been approved by a majority of the Company’s trustees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the staff of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1

Restated Certificate of Trust of NexPoint Diversified Real Estate Trust, effective July 1, 2022 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on July 1, 2022).

4.2

Declaration of Trust of NexPoint Diversified Real Estate Trust, dated July 1, 2022 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Commission on July 1, 2022).

4.3	Bylaws of NexPoint Diversified Real Estate Trust, dated July 1, 2022 (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed with the Commission on July 1, 2022).

4.4	Statement of Preferences of 5.50% Series A Cumulative Preferred Shares (incorporated by reference to Exhibit 99.(D)(3) to the Company's Schedule TO filed with the SEC on October 30, 2020).

4.5

NexPoint Diversified Real Estate Trust 2023 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on January 31, 2023).

5.1*	Opinion of Tuan Olona, LLP.

23.1*	Consent of Cohen & Company, Ltd.

23.2*	Consent of Tuan Olona, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

* Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on February 6, 2023.

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Chief Financial Officer, Executive VP-Finance, Treasurer and Assistant Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James Dondero, Brian Mitts and Matt McGraner, and each of them, with the full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments), with all exhibits and schedules thereto, and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Dondero	Trustee and President	February 6, 2023
James Dondero	(Principal Executive Officer)

/s/ Brian Mitts	Trustee, Chief Financial Officer,	February 6, 2023
Brian Mitts	Executive VP-Finance, Treasurer and
Assistant Secretary
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Ed Constantino	Trustee	February 6, 2023
Ed Constantino

/s/ Scott Kavanaugh	Trustee	February 6, 2023
Scott Kavanaugh

/s/ Arthur Laffer	Trustee	February 6, 2023
Arthur Laffer

/s/ Carol Swain	Trustee	February 6, 2023
Carol Swain

/s/ Catherine Wood	Trustee	February 6, 2023
Catherine Wood